Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of MercadoLibre, Inc. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MercadoLibre, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & Co. S.A.

Buenos Aires, Argentina
March 11, 2019